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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2005

CORPORATE REALTY INCOME FUND I, L.P.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-15796	13-3311993

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

475 Fifth Avenue, New York, New York		10017

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 696-0701

(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14a-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

          Item 1.01.     Entry into a Material Definitive Agreement.

          Registrant entered into a Purchase and Sale Agreement dated as of January 28, 2005 (the “Tumi Building Sale Agreement”) with Vision Systems Group, Inc. (“Purchaser”) to sell, transfer, grant and assign the land, building and other improvements, leases, rents, security deposits, and other rights and property known as the Tumi Building situated in South Plainfield, New Jersey.  The Agreement was fully executed on or about January 31, 2005.

          Registrant owns fee title to the Tumi Building and its five acres of underlying land, subject to the lien of a first mortgage line-of-credit loan (the “Fleet Loan”) from Fleet National Bank (“Fleet”).  The Tumi Building was built in 1986 and contains approximately 107,900 net rentable square feet.

          As of January 31, 2005, the property was approximately 85.2% leased, with 45,700 square feet leased to Tumi, Inc. (as discussed below) and the remainder at an average current rent of approximately $19.46 per square foot.  Such other leases expire in October 2005 (approximately 9,980 square feet), June 2008 (approximately 23,540 square feet), November 2008 (approximately 6,110 square feet), and November 2009 (approximately 6,600 square feet).

          Tumi’s lease is for 45,700 square feet and expires on January 31, 2011.  The lease requires rent payments equal to $16.00 per square foot until January 2006, and $17.00 per square foot from February 2006 to January 2011.  The lease includes two 5-year renewal terms, the first at a base rent of $20.00 per square foot and the second at a then fair market rental.  Tumi is also obligated to pay for its electric current consumption and its proportionate share (42.3%) of increases in operating expenses, taxes, and insurance over base year 1999 levels.

          Registrant also has entered into a lease through November 2005 with AT&T Wireless PCS, LLC to permit installation and operation of a cellular telephone tower on the roof of the Tumi Building.  The lease provides for annual rental payments of $19,800, five automatic five-year renewal periods and a three percent (3%) increase in rental payments at the commencement of each renewal period.

          On March 9, 1999, Gdynia America Line, Inc., a tenant occupying approximately 21,650 square feet (20.3%) in the Tumi Building filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Polish Ocean Lines, a Polish corporation partially owned by the Polish Government, is jointly and severally obligated under this lease.  On or about April 30, 1999, the lease, with a term expiring in May 2007 and annual rental payments of approximately $446,000, was rejected in the bankruptcy proceeding. In July 2000, Registrant obtained a judgment in an action in the Superior Court of New Jersey Law Division; Middlesex County against Polish Ocean Lines in the approximate amount of $618,600.   On May 4, 2001, the amount of this judgment was increased to approximately $4,389,400.  Registrant is pursuing enforcement of its judgment in Poland and on November 29, 2004, the Supreme Court of Poland announced its ruling recognizing enforceability of a New Jersey judgment in Poland.  The Polish Supreme Court has sent the matter back to a lower court to determine enforceability of Registrant’s judgment in light of the Supreme Court’s ruling.  Despite this favorable ruling, there can be no assurance as to Registrant’s ability to collect any of the judgment against Polish Ocean Lines.  Approximately 11,130 square feet of this space in the Tumi Building remains vacant.

          The sale price to be paid by Purchaser for the Tumi Building is $9,750,000 (the “Purchase Price”).  The Purchase Price, plus or minus any closing adjustments, is payable in immediately available U.S. funds at the closing of the purchase and sale (the “Closing”).  Purchaser has paid into escrow the sum of $250,000 (the “Downpayment”), which is being held in an interest bearing account, as an earnest money deposit towards the Purchase Price.  Closing of the purchase and sale of the Tumi Building will be in escrow through Town Title Agency, LLC (“Escrow Holder”) and the balance of the Purchase Price will be released to Registrant upon recording of the deed or issuance of a title policy by the title company.

          Closing adjustments include utilities bills (any deposits remain Registrant’s), collected rents and other payments from tenants (any security deposits held by Registrant will be credited to Purchaser), real estate taxes, escrow and closing fees to Escrow Holder (which will be paid one-half by each of Registrant and Purchaser), and recording fees.  Registrant will be responsible for completing a remodeling of the building lobby, even if completion occurs after the date of Closing.  The remodeling is expected to cost approximately $160,000, which will be paid for by Registrant.

          The sale of the Tumi Building does not include Registrant’s judgment against Polish Ocean Lines or any rights Registrant may have or hereafter acquire with respect to its litigation against Polish Ocean Lines.

          By February 2, 2005, Purchaser must order a commitment for title insurance and, within five (5) days of receipt of such commitment, Purchaser must forward to Registrant a copy of such title commitment along with a copy of all recorded documents referred to in the title commitment as exceptions to title.  By that date, Registrant must deliver to Purchaser a survey of the Tumi Building.  Any exceptions to title will be permitted unless Purchaser renders any objections on or before February 27, 2005.  If Registrant fails to remove or satisfy any such objections or cause the title company to issue a title endorsement or “insure over” any such objection within 10 days from the date of any such objections, then the Purchaser may either terminate the Tumi Building Sale Agreement or proceed to Closing and take title subject to any such objections.

          The sale of the Tumi Building is subject to Purchaser’s due diligence investigation. Purchaser has until March 14, 2005 (“Due Diligence Period”) to inspect the property and the due diligence documents, and to perform such other due diligence with respect to the Tumi Building as Purchaser reasonably deems necessary.  Unless Purchaser notifies Registrant and Escrow Holder, in writing, on or before the final day of the Due Diligence Period, of its election to proceed with the purchase of the Tumi Building, the Tumi Building Sale Agreement will be terminated.  The Tumi Building Sale Agreement is also subject to Purchaser obtaining, prior to expiration of the Due Diligence Period, financing on terms acceptable to Purchaser.  The closing of the purchase and sale of the Tumi Building will occur within thirty (30) days after the termination of the Due Diligence Period, which period may be extended by not more than 10 days by Registrant or Purchaser.

          Upon the Closing, Purchaser will release Registrant from and waive all claims and liability which Purchaser may have against Registrant for any structural, physical and environmental condition of the Tumi Building including, without limitation, the presence, discovery, or removal of any hazardous materials in, at, about, or under the Tumi Building.

          Registrant will pay sales commissions to third parties aggregating $292,500 in connection with the sale of the Tumi Building to Purchaser. Registrant must also pay escrow fees, transfer taxes, and other customary closing costs estimated to aggregate $7,500 in connection with a sale of the Tumi Building.  Registrant acquired the Tumi Building in December 1986 for a purchase price of approximately $16,473,000, inclusive of acquisition fees.  At December 31, 2003, the Tumi Building had a book value estimated at approximately $9,290,000, net of accumulated depreciation and a write-down estimated at approximately $2,332,000 in 2003 to reflect the net sales price of the Tumi Building in accordance with the terms of the Tumi Building Sale Agreement.

          Registrant must use the net proceeds from the sale of the Tumi Building to pay down the Fleet Loan by a minimum of $6,517,500.  Registrant intends to use the balance of any net proceeds to augment working capital, including the funding of tenant improvements at its properties and reducing accounts payable and accrued expenses.

          There is no assurance that Purchaser will approve the due diligence investigation, obtain financing on acceptable terms, or consummate a purchase of the Tumi Building or the final terms of any such transaction.

          Item 2.06.     Material Impairments.

          Registrant’s General Partners, in consultation with the principal accountant to audit Registrant’s financial statements, have concluded that a material impairment to two of Registrant’s properties is required as at December 31, 2003 under generally accepted accounting principles.

          Registrant is currently working on completing its Annual Report on Form 10-K for the year ended December 31, 2003, which will reflect this material charge for impairment.  In connection with the preparation of its annual report, and upon the execution on or about January 31, 2005 of the Tumi Building Sale Agreement discussed above in Item 1.01, the General Partners concluded that this material charge is required.

          The impaired assets are the following two (2) office buildings: the Directory Building, net leased to Verizon Directories Corp. in Las Colinas, Texas, which was sold by Registrant on October 18, 2004; and the Tumi Building, a multi-tenant facility in South Plainfield, New Jersey, which Registrant agreed to sell pursuant to the terms of the Tumi Building Sale Agreement.

          Without an impairment charge, the Directory Building would have had a book value at December 31, 2003 of approximately $17,437,000, net of accumulated depreciation.  Registrant realized net sales proceeds of approximately $15,542,000 (after a rent refund, sales commissions, and other closing adjustments and expenses), so the General Partners determined to write-down the Directory Building at December 31, 2003 by an amount estimated at approximately $1,895,000.

          Without an impairment charge, the Tumi Building would have had a book value at December 31, 2003 of approximately $11,622,000, net of accumulated depreciation.  The General Partners estimate that a sale of the Tumi Building pursuant to the terms of the Tumi Building Sale Agreement would generate approximately $9,290,000 of net sales proceeds to Registrant (after the cost of renovating the building’s lobby, sales commissions, and other closing adjustments and expenses), so the General Partners determined to write-down the Tumi Building at December 31, 2003 by an amount estimated at approximately $2,332,000.

          The impairment of the Directory Building did not result in any future cash expenditures by Registrant and the General Partners do not expect to incur any such future cash expenditures in connection with the impairment of the Tumi Building.

          Item 9.01.     Financial Statements and Exhibits.

          (c)     Exhibits.

                     2.          Purchase and Sale Agreement dated as of January 28, 2005 between Registrant and Vision Systems Group,
                      Inc.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORPORATE REALTY INCOME FUND I, L.P.

	By:	1345 Realty Corporation, Corporate General Partner

	By:	/s/ ROBERT F. GOSSETT, JR.

	Name:	Robert F. Gossett, Jr.
	Title:	President

Dated: February 3, 2005